GRANT THORNTON
Accountant & Management Consultants
Grant Thornton LLP
The US Member Firm of
Grant Thornton International



January 14, 2000


Mr. Richard Gagliardi
President
American Asset Management Corporation
150 Morristown Road
Bernardsville, NJ  07924

Dear Richard:

This is to confirm that the client-auditor relationship between American Asset Management Corporation (Commission File No.
0-19154) and Grant Thornton LLP has ceased.

Very truly yours,



GRANT THORNTON LLP